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                                                                   EXHIBIT 10.12

                              EMPLOYMENT AGREEMENT

         This Employment Agreement (the "Agreement") is made effective as of the 15th day of January, 1999 by and between AMERICAN VANGUARD CORPORATION, a Delaware corporation ("American Vanguard") (referred to herein as "Employer"), and ERIC G. WINTEMUTE ("Employee").

                              TERMS AND CONDITIONS

         In consideration of the foregoing and of the mutual covenants contained herein and other valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

         1. Employment. Employer hereby agrees to employ Employee, and Employee agrees to serve as an employee of Employer, during the Term of Employment, as defined in Section 2.

         2. Term of Employment. The Term of Employment-of the Employee shall commence on January 15, 1999, and continued until January 15, 2003 (the "Term of Employment").

         3. Duties of Employee.

            (a) Employee shall serve as President and Chief Executive Officer of American Vanguard and AMVAC. Employee shall perform such duties, services and responsibilities as are consistent with such positions. Employee's duties, services and responsibilities will be determined by Employer's Board of Directors ("Board of Directors") and will be performed under the overall supervision of, and consistent with, the policies of the Board of Directors.

            (b) During the Term of Employment, Employee shall devote such time, attention, skill, energy and efforts as may be necessary for the faithful performance of his duties hereunder. The foregoing shall not be construed to prohibit Employee from devoting reasonable periods of time during normal business hours to activities involving educational, charitable, professional or other similar types of organizations, and membership on the board of directors of other organizations so long as such organization or business is not a "Competing Enterprise" (as defined in Section 7(c) below).


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         4. Compensation.

            (a) In consideration of the performance by Employee of Employee's obligations hereunder during the Term of Employment, Employer will pay Employee a minimum salary (the "Salary") at an annual rate as follows:

January 15, 1999 - 2000    $330,000

January 15, 2000 - 2001    $374,000

January 15, 2001 - 2002    $418,000

January 15, 2002 - 2003    2002 Salary plus a percentage increase equal to the
                           percentage increase in the Consumer Price Index - All
                           Urban Consumers - Los Angeles - Anaheim - Riverside
                           (1982-84=100) for calendar year 2002

Such salary shall be payable in accordance with the normal payroll practices of Employer then in effect. The Salary, and any other form of compensation paid to Employee hereunder, during the Term of Employment, shall be subject to all applicable taxes required to be withheld by Employer pursuant to federal, state and local law. Employee shall be solely responsible for income taxes imposed on Employee by reasons of any cash or noncash compensation and benefits provided hereunder.

            (b) During the Term of Employment, Employee shall be reimbursed for reasonable travel and other business-related expenses incurred in the furtherance of the business of Employer, other than expenses incurred by Employee in travelling between any residence of Employee and Employer's headquarters facility. Reimbursement of approved expenses shall be made by Employer upon submission by Employee of a statement itemizing the expenses incurred or such other verification as Employer may reasonably request.

         5. Employee Benefits.

            (a) In addition to the payment of Salary as described above, during the Term of Employment Employee shall be entitled to all rights and benefits for which Employee may be eligible under any bonus, participation or additional compensation plans, pension or profit-sharing plans, group life, medical, health, dental and/or disability insurance, automobile allowance or other

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benefits Employer may, in its sole discretion, provide for Employee or its employees generally.

            (b) During the Term of Employment, Employee shall be entitled to four business weeks of vacation time each year without loss of compensation. In the event that Employee is unable to take the total amount of vacation time authorized herein during any year, he shall be deemed to have waived the entitlement for that year.

            (c) If Employee should die during the Term of Employment, Employer agrees to pay the designated beneficiary any amounts (including Salary) and continue any benefits due Employee under this Agreement for a period of twelve
(12) months after the date of death.

            (d) Employer hereby grants Employee, as of April 1, 1999, the right and option to purchase, at the time or times and on other terms and conditions as hereinafter set forth, 50,000 shares of common stock of Employer (the "Option Shares"), for the exercise price equal to the closing trading price on the AMEX on April 1, 1999 (the "Options").

                (i) Subject to the provisions hereof, (a) 10,000 Option Shares shall become exercisable on April 1, 1999, (b) 10,000 Option Shares shall become exercisable on first anniversary of this Agreement, (c) 10,000 Option Shares shall become exercisable on second anniversary of this Agreement, (d) 10,000 Option Shares shall become exercisable on third anniversary of this Agreement and (e) the remaining 10,000 Option Shares shall become exercisable on the fourth anniversary of this Agreement. All Option exercise privileges shall be cumulative, so that any Option that has become exercisable, but that has not been exercised, shall remain exercisable throughout the balance of the option period, regardless of the additional exercise privileges becoming available during such exercise period.

                (ii) If Employee is terminated for "Cause" [as defined in
Section 6(c) below] or if that Agreement is terminated pursuant to its Section 6
(a) (v) or Section 6 (a) (vi) , all Options vested at such time must be exercised within ninety (90) days after Employee ceases to be an employee of Employer and Employee shall have no rights to any other options described in this Agreement. If Employee is terminated without Cause, Employee shall have the right to exercise his Options in accordance with the terms of subsection (d) above. If Employee dies or suffers a "Disability" (as defined in the Agreement), Employee, or his beneficiary, shall have the right to exercise

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all Options vested at the time of such event and all Options which become vested within 12 months of such event but shall have no right to any other Options. Notwithstanding any other terms of this Option, all options granted hereunder if not exercised shall expire on January 15, 2008.

                (iii) The Option granted hereunder may be exercised in whole or in part, and may be exercised in part from time to time, except that no exercise may be for less than 100 Option Shares. Exercise shall be accomplished by delivery to Employer of a timely written notice of election to exercise, specifying the number of full Option Shares to be purchased, which shall be delivered to the principal office of Employer accompanied by payment of the purchase price for the Option Shares with respect to which the Option is exercised. The purchase price of the Option Shares shall be paid in cash, certified check, bank cashier's check or wire transfer or a combination of any of the above methods of payment. As soon as practicable after each exercise of the option and compliance by Employee with all applicable conditions, Employer shall mail or cause to be mailed to Employee, at the address specified by Employee in the notice, a stock certificate or certificates registered in the name of the Employee for the number of shares of common stock which Employee shall be entitled to receive upon such exercise under the provisions of this Agreement.

                (iv) The Option and the rights and privileges associated therewith shall not be transferred, assigned, pledged or hypothecated by Employee otherwise than will or by the laws of descent and distribution. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the Option, or any right or privilege conferred thereby, contrary to the provisions of this Agreement, or upon any attempted sale under the rights and privileges conferred hereby, the Option including all rights and privileges thereunder shall immediately become null and void.

                (v) The Options shall have antidilution protection and the vesting of all Options hereunder shall accelerate upon a "change of control," of Employer (acquisition of more than 50% of Employer's common stock by a person or persons acting as a group).

                (vi) It is anticipated that a new option plan (or an amendment to the existing plan) will be adopted by the Employer. At such time, the Options under this Agreement, if requested by Employee, will be converted to options under the new option plan.

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         6. Termination.

            (a) Except as otherwise provided in this Agreement herein and subject to the provisions of Section 6(e) hereof, this Agreement shall terminate upon the earliest to occur of the dates specified below:

                (i) the close of business on the date of Employee's death;

                (ii) the close of business on the day on which Employer delivers to Employee a written notice of Employer's election to terminate his employment for "Cause" (as hereinafter defined);

                (iii) the close of business on the day on which Employer shall have delivered to Employee a written notice of Employer's election to terminate his employment, which notice shall be delivered not less than 120 days after Employee suffers any physical or mental disability that would prevent him from substantially performing his duties under the Agreement ("Disability");

                (iv) the close of business on the day following the date on which the Board of Directors shall have adopted a resolution terminating the employment of Employee hereunder and such termination is not for death, cause or Disability;

                (v) the close of business on a date mutually agreed to in writing by Employer and Employee which is prior to the end of the Term of Employment; or

                (vi) the close of business on a date not later than thirty (30) days after delivery of written notice by Employee to Employer terminating this Agreement.

            (b) Any purported termination by Employer or by Employee pursuant to
Section 6(a) hereof shall be communicated by written "Notice of Termination" to the other party. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which indicates the specific termination provision in this Agreement relied upon and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of this Agreement under the provision so indicated. For purposes of this Agreement, no such purported termination shall be effective without delivery of such "Notice of Termination".

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            (c) For purposes of this Agreement, termination of employment for
"Cause" shall mean termination based on:

                (i) the intentional and continued failure of Employee to substantially perform his duties pursuant to this Agreement after a written demand by Employer identifying the manner in which it believes Employee has not substantially performed his duties;

                (ii) a determination by Employer's Board of Directors that a material breach of this Agreement by Employee has occurred;

                (iii) conviction in a criminal proceeding against Employee involving a felony;

                (iv) a determination by Employer's Board of Directors that Employee has committed fraud, embezzlement, theft or business conduct against Employer or conduct involving a third party, any of which significantly impairs the reputation of, or harms, Employer, its subsidiaries or affiliates;

                (v) a determination by Employer's Board of Directors that Employee has inflicted intentional wrongful damage to property of Employer; or

                (vi) a determination by Employer's Board of Directors that Employee has breached his fiduciary obligation to Employer or its subsidiaries.

            (d) For purposes of this Agreement, the term "Disability" shall mean the good faith determination by a majority of the Board of Directors of Employer that Employee's physical or mental condition effectively prevents Employee from fulfilling his responsibilities on a consistent basis for at least 120 days. In arriving at such good faith determination the Board of Directors shall review the current and future requirements of Employee's position and the then operational state and needs of Employer's business and shall have the right but not the obligation to seek opinions from medical professionals, including Employee's physician (with whom Employee hereby grants his approval for the Board to contact in making its determination). The parties agree that determination of Employee's disability by the Board shall be conclusive.

            (e) If this Agreement terminates because of Employee's death or Disability, Employer will continue to pay Employee an amount equal to Employee's Salary for a period of one (1) year

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after the date of termination. If this Agreement is (i) terminated by the mutual consent of the parties, (ii) voluntarily terminated by Employee, or (iii) terminated by Employer for Cause, Employer shall pay Employee any portion of the Salary accrued hereunder on or prior to the date of termination but not paid. If this Agreement is terminated by Employer without Cause, Employer shall pay Employee an amount equal to Employee's Salary for the remaining term of this Agreement in accordance with Employer's normal payroll schedule.

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         7. Employee Covenants.

            (a) Employee, during the term of this Agreement and thereafter, will not, directly or indirectly (without Employer's prior written consent) , use for himself, or use for or disclose to any party other than Employer or any subsidiary or affiliate of Employer, any secret or confidential information or data regarding the business of Employer or its subsidiaries and affiliates or any secret or confidential information or data regarding the costs, uses, methods, applications, customers (including their names and buying habits or practices) , trade accounts or suppliers (and pertinent information respecting transactions and prospective transactions therewith) of products made, produced or sold by Employer or any of its subsidiaries or affiliates, or regarding its marketing methods and related data or any secret or confidential apparatus, process, system, manufacturing or other method at any time used, developed or investigated by or for Employer or any of its subsidiaries or affiliates, whether or not invented, developed, acquired, discovered or investigated by Employee. At the termination of Employee's employment or at any other time Employer may request, Employee shall promptly deliver to Employer all memoranda, notes, records, plats, sketches, plans or other documents made, compiled by, delivered to, or otherwise acquired by, Employee concerning costs, uses, methods, designs, applications, purchasers or suppliers of products made or sold by Employer or any subsidiary or affiliate of Employer or any secret or confidential product, apparatus or process manufactured, used, developed, acquired or investigated by Employer or any subsidiary or affiliate of Employer.

            (b) Employee agrees that any and all inventions, discoveries, improvements, processes, methods, designs, patents, copyrights and trademarks made,, developed, discovered or acquired by him during the Term of Employment, solely or jointly with others or otherwise and which relate to the business of Employer and all knowledge possessed by Employee relating thereto (collectively, the "Inventions") shall be fully and promptly disclosed to the Board of Directors and to such person or persons as the Board of Directors shall direct and shall be the sole and absolute property of Employer and Employer will be the sole and absolute owner thereof. Employee agrees that he will at all times keep all of the same secret from everyone except Employer and such persons as the Board of Directors may from time to time direct. Employee shall, as requested by Employer, at any time and from time to time, whether prior to or after the expiration of the Term of Employment, execute and deliver to Employer any

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instruments deemed necessary by Employer to effect disclosure and assignment of the Inventions to Employer or its designees and any patent applications (United States or foreign) and renewals with respect thereto, including any other instruments deemed necessary by Employer for the prosecution of patent applications or the acquisition of letters patent. Employer hereby notifies Employee that this Section 7(b) shall not apply to any invention which qualifies fully under the provisions of Section 2870 of the California Labor Code.

            (c) By and in consideration of Employer's entering into this Agreement and the Salary and benefits to be provided by Employer hereunder, and further in consideration of Employee's exposure to the proprietary information of Employer, manner, including but not limited to holding the positions of shareholder, director, officer, consultant, independent contractor, employee, partner or investor, with any Competing Enterprise. For purposes of this paragraph, the term "Competing Enterprise" shall mean any person, corporation, partnership or other entity engaged in a business in the United States which is in competition with any of the businesses of Employer or any of its subsidiaries or affiliates (i) as of the date of commencement of this Agreement, or (ii) during the Term of Employment. The prohibition of this clause (c) shall not be deemed to prevent Employee from owning less that 5% of any class of securities of an entity that has a class of equity securities registered under Section 12 of the Securities Exchange Act of 1934, as amended.

            (d) During the term of this Agreement and for a period of four (4) years thereafter, Employee shall not use any information obtained as a result of his employment with Employer to interfere with Employer's relationship with, or endeavor to entice away from Employer, any person who at any time during the term of this Agreement was an employee or customer of Employer or otherwise had a material business relationship with Employer. Notwithstanding the foregoing provisions, nothing in this agreement is intended to be and shall ever be construed as an agreement by Employee to refrain from fairly competing after the termination of this agreement and using publicly accessible information to solicit customers or other persons who had a material business relationship with Employer.

            (e) Employee agrees that any breach of the terms of this Section 7 would result in irreparable injury and damage to Employer for which Employer would have no adequate remedy at law; Employee therefore also agrees that in the event of said breach or any threat of breach, Employer shall be entitled to an

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immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by Employee and/or any and all persons and/or entities acting for and/or with Employee, without having to prove damages, in addition to any other remedies to which Employer may be entitled at law or in equity; provided, however, that the prevailing party in any such action brought by Employer pursuant to this Section 7(e) will be entitled to recover from the other party all costs and expenses, including reasonable attorney's fees and costs, incurred by the prevailing party in connection with such action. The terms of this paragraph shall not prevent Employer from pursuing other available remedies for any breach or threatened breach hereof, including but not limited to the recovery of damages from Employee.

         The provisions of this Section 7 shall survive any termination of this Agreement, and the existence of any claim or cause of action by Employee against Employer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Employer of the covenants and agreements of this Section 7.

         8. Indemnification. Employer agrees to indemnify Employee as an officer and/or director, as applicable, of Employer to the fullest extent permitted under applicable California corporate law.

         9. Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given (i) if personally delivered, when so delivered, or (ii) if mailed, three (3) business days after having been placed in the United States mail, registered or certified, postage prepaid, addressed to the party to whom it is directed at the address set forth below:

                  If to Employer:

                  American Vanguard Corporation
                  4695 MacArthur Court, Suite 1250
                  Newport Beach, California 92660

                  If to Employee:

                  Eric G. Wintemute
                  19001 Antioch Drive
                  Irvine, California 92612

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         10. Binding Effect/Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, personal representatives, estates, successors (including, without limitation, by way of merger) and assigns. Notwithstanding the provisions or the immediately preceding sentence, Employee shall not assign all or any portion of this Agreement without the prior written consent of Employer.

         11. Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, written or oral, between them as to such subject matter. This Agreement may not be amended, nor may any provision hereof be modified or waived, except by an instrument in writing duly signed by the party to be charged.

         12. Severability. If any provision of this Agreement, or any application thereof to any circumstances, is invalid, in whole or in part, such provisions or application shall to that extent be severable and shall not affect other provisions or applications of this Agreement.

         13. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California, without reference to the principles of conflict of laws.

         14. Attorney's Fees. In the event of default hereunder, the defaulting party shall be liable to the nondefaulting party for all expenses and costs incurred by the nondefaulting party in protecting or enforcing its rights hereunder, including, but not limited to, reasonable attorney's fees.

         15. Modifications and Waivers. No provisions of this Agreement may be modified, altered or amended except by an instrument in writing executed by the parties hereto. No waiver by either party hereto of any breach by the other party hereto of any provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions at the time or at any prior or subsequent time.

         16. Headings. The headings contained herein are solely for the purpose of reference, are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.

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         17. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

                            [SIGNATURE PAGE FOLLOWS]

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         IN WITNESS WHEREOF, Employer has caused this Agreement to be executed by the authority of its Board of Directors, and Employee has hereunto set his hand, the day and year first above written.

EMPLOYER:                                 AMERICAN VANGUARD CORPORATION

                                          By: /s/ Herbert A. Kraft
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                                                  Herbert A. Kraft

EMPLOYEE:                                     /s/ Eric G. Wintemute
                                              ----------------------------------
                                                  Eric G. Wintemute


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